Exhibit 10(v)

PERSONAL & CONFIDENTIAL

November 21, 2016
Jeffrey Jacobson
William F. Osbourn [Street Address] [City, State Zip]	President, Xerox Technology Business

Dear William,	Xerox Corporation 45 Glover Avenue Norwalk, CT 06856

I am pleased to offer you the position of Chief Financial Officer, Document Technology upon hire and, effective upon separation of the Company, Executive Vice President and Chief Financial Officer, Xerox Corporation, subject to Board approval. This role will report to me in Connecticut and your start date will be December 5, 2016. Your starting base salary for this position will be paid monthly at the annualized rate of $625,000.

You will be eligible to participate in our Annual Performance Incentive Plan (APIP) at an annualized target level of 100% of salary with a payout range of 0 to 2 times target. This plan pays annually based on overall Xerox results.

You will also be eligible to participate in the Executive Long Term Incentive Program (E-LTIP). Your 2017 award will have a target value of $2,250,000 at the time of the initial grant. This award will be delivered during the annual cycle in 2017 at the same time as all other plan participants and will vest three-years from the date of grant. Details of this award will be provided to you upon grant.

You will also receive a special Restricted Stock Unit award with a value of $1,125,000 at the time of the initial grant. The number of shares at grant will be determined on the grant date, based on the price of Xerox common stock on that date. These Restricted Stock Units will vest three years from the date of grant, provided you remain actively employed with Xerox through the vesting date. A formal award package, including the terms of the award, will be provided shortly after the grant date.

As a Corporate Officer of Xerox, you will also be eligible for the following programs:

•	Financial Planning assistance up to $10,000 every two years
•	Eligibility for vacation totaling four weeks per year
•	Participation in the Xerox Universal Life Insurance Program (XUL) for executives that provides a benefit of three times your annual base salary.

As a Corporate Officer (“Executive Officer”) as defined, you will be subject to Securities and Exchange Commission (SEC) reporting requirements and to the SEC’s rules related to the valuation and disclosure of executive compensation perquisites. You will receive communications on these topics directly from the Secretary of the Company.

You are also eligible for a special severance arrangement if your employment is terminated by Xerox for any reason (other than for cause) as defined herein. Severance benefits under this special arrangement will be the equivalent of twelve months of your annual base salary and paid in accordance with our regularly scheduled payroll. This arrangement will be in effect until your first anniversary date with Xerox, after which the standard severance policy in effect at the time will apply. The payment of any severance benefits will be contingent upon your execution of both a general release of all claims and an agreement not to engage in detrimental activity as determined by the Company upon your termination.

You will also be eligible for benefits under our relocation program to include expenses relating to the sale of your current residence and purchase of a new residence. In addition, this will include temporary housing for six months plus business expense commute each weekend for a period not to exceed six months. The relocation costs are to be paid back to Xerox if you voluntarily leave the company prior to your two-year anniversary date. Questions regarding relocation benefits can be directed to Karen Beveridge at XXX-XXX-XXXX or email [email address].

The Xerox Total Pay philosophy recognizes pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package that includes medical, dental, vision care, disability, life and accident insurance. Xerox also offers a 401(k) savings plan, which currently includes a dollar-for-dollar company match of 3%. In addition, Xerox offers a supplemental savings plan. When eligible, under this plan, you may defer 3% of your applicable compensation in excess of the IRS limit, which will be matched dollar-for-dollar.

Xerox respects and expects you to honor all of your obligations to your current and former employers. Should you accept this offer of employment, Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox. If you accept the offer and begin work at Xerox, and at any time, you feel you would need to use confidential information of a prior employer to perform your Xerox job duties, please notify the Xerox General Counsel and Corporate Secretary. Your Xerox job duties will be revised appropriately.

This offer will remain in effect through November 28, 2016. This offer is also contingent upon your signing of a release for pre-employment background checks (criminal, credit etc.), your signing of a Proprietary Information and Conflict of Interest Agreement and a Non-Compete Agreement, your successfully passing a pre-employment drug-screening test and our receipt of satisfactory responses to appropriate reference checks.

You will receive a separate email with instructions to go into our onboarding website where you will be presented with the option to accept or decline your offer. If you choose to accept the offer, the system will present several pre-employment tasks and forms, including the Background Investigation Authorization form, the Background Investigation Disclosure form and the Drug Screening Consent form. Please respond immediately to the items that are presented as completion of the tasks will progress you through the hiring process. The drug screening test must be completed within three business days of the offer letter date. Failure to do so may result in this offer being rescinded.

As a reminder, your username to login is: [user name] and your password is the same one you have been using throughout the hiring process.

We look forward to your acceptance of this offer; we believe that you will make significant contributions to the Corporation. If you have any questions, please feel free to contact Darrell Ford at XXX-XXX-XXXX.

Sincerely,

Jeffrey Jacobson

President, Xerox Technology Business

Should you choose to join Xerox, your employment is governed by the traditional legal principle of employment at will. This means that either you or Xerox can terminate the employment relationship at any time, for any reason, with or without cause, and with or without advance notice. This offer letter is not a contract of employment and does not guarantee future employment for any fixed duration. To meet its business needs in changing conditions, Xerox reserves the right to unilaterally change or terminate any of its benefit programs subject to applicable law.

Copy:

D. Ford

S. Morno-Wade

C. Diamond